Exhibit 99.2

Bharti Airtel Contact: Raza Khan, raza.khan@bharti.in Ashutosh Sharma, Ashutosh.s@bharti.in	American Tower Contact: Leah Stearns Vice President, Investor Relations and Treasurer Telephone: +1 617 375 7500

AMERICAN TOWER CORPORATION AND BHARTI AIRTEL LIMITED ANNOUNCE

AGREEMENT FOR THE SALE OF TOWER PORTFOLIO IN NIGERIA

Boston, Massachusetts and New Delhi, India – November 24, 2014: American Tower Corporation (American Tower) (NYSE: AMT) and Bharti Airtel Limited (BSE: 532454) today announced that they have entered into a definitive agreement, through Bharti Airtel Limited’s subsidiary company, Bharti Airtel International (Netherlands) BV (Airtel), for the sale of over 4,800 of Airtel’s communications towers in Nigeria. Airtel will be the anchor tenant on the portfolio under a lease with a ten-year initial term.

“We are pleased to announce the launch of our operations in Nigeria while expanding our relationship with Airtel, one of the leading multinational operators in the world,” said Jim Taiclet, Chairman, President and Chief Executive Officer of American Tower. “With the largest population and economy in Africa and relatively underdeveloped wireless infrastructure, we view Nigeria as a tremendous growth opportunity. Further, we expect this investment to support our long-term objective of generating double-digit AFFO per share growth for our stockholders.”

Commenting on the development, Christian de Faria, MD and Chief Executive Officer of Bharti Airtel Africa, said, “Nigeria is the largest mobile market in Africa and a key one for Airtel. This agreement, which is part of our stated philosophy of promoting infrastructure sharing, will provide us with considerable cost efficiencies and at the same time allows us to sharpen our focus on the customer. American Tower has a proven track record in passive infrastructure management and we look forward to benefitting from the best practices from all other countries it operates in.”

The agreement will allow Airtel to focus on its core business and customers, enable it to deleverage through debt reduction and will significantly reduce its on-going capital expenditures on passive infrastructure in Nigeria.

American Tower and Airtel expect to close the acquisition during the first half of 2015, subject to customary closing conditions and regulatory approval.

Additional information regarding the Nigerian wireless industry, tower sector and this transaction will be available on American Tower’s Investor Relations website, www.americantower.com.

About American Tower

American Tower is a leading independent owner, operator and developer of wireless and broadcast communications real estate with a global portfolio of approximately 70,000 communications sites. For more information about American Tower, please visit www.americantower.com.

About Bharti Airtel

Bharti Airtel Limited is a leading global telecommunications company with operations in 20 countries across Asia and Africa. Headquartered in New Delhi, India, the company ranks amongst the top 4 mobile service providers globally in terms of subscribers. In India, the company’s product offerings include 2G, 3G and 4G wireless services, mobile commerce, fixed line services, high speed DSL broadband, IPTV, DTH, enterprise services including national & international long distance services to carriers. In the rest of the geographies, it offers 2G, 3G wireless services and mobile commerce. Bharti Airtel had over 305 million customers across its operations at the end of October 2014. To know more please visit, www.airtel.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding our expectations of the acquisition of certain towers, anticipated closing dates and the anticipated accretive impact of the acquisition. These statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for our indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-Q for the quarter ended September 30, 2014 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Adjusted Funds From Operations (AFFO) is a non-GAAP financial measure. For more information, see our Form 10-Q for the quarter ended September 30, 2014 under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” and “– Results of Operations.”

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